UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 12, 2005

Date of Report (Date of earliest event reported)

Pinnacle Data Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Ohio	001-16103	31-1263732
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6600 Port Road

Groveport, Ohio 43125

(Address of principal executive offices)

(614) 748-1150

(Registrant’s Telephone Number, Including Area Code)

NO CHANGE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 12, 2005, Pinnacle Data Systems, Inc. (the “Company”), GNP Computers, Inc. (“GNP”), and Roger A. Baar, the principal shareholder of GNP (“Baar”), entered into an Asset Purchase Agreement (the “Agreement”) pursuant to which the Company agreed, upon GNP’s satisfaction of certain conditions as described below, to acquire substantially all of the assets and to assume certain liabilities of GNP.

The purchase price for the acquired assets consists solely of the Company’s assumption of specific liabilities of GNP, which the Company and GNP estimate will be in the amount of $8,000,000. A more definitive amount will be calculated upon the preparation of a closing balance sheet of GNP. The Agreement provides for the employment, on an at-will basis, of Baar and Douglas Baar, GNP’s Vice President of Product Realization and Engineering. Further, the Agreement provides for certain covenants from GNP and from Baar regarding non-use and non-disclosure of certain confidential information and regarding non-solicitation of GNP’s employees or customers for one year after the closing of the acquisition. The Agreement also provides for indemnification of the Company by GNP and Baar, which indemnification obligations generally are joint and several as between GNP and Baar except that Baar’s indemnification obligations are limited to his representations and warranties as to taxes, employees, employee benefits and environmental, health and safety matters, and are further limited in time to a period of two years following the closing of the acquisition.

Closing of the acquisition contemplated by the Agreement is conditioned upon the satisfaction of the following material conditions:

(i) GNP shall have procured requisite third-party consents to the assignment of certain assumed contracts, agreements or other relationships;

(ii) GNP shall have delivered to the Company a written waiver, in form reasonably satisfactory to the Company, executed by Alan Shebroe which effectively waives and terminates any and all rights Mr. Shebroe may have to receive payments pursuant to the terms of the Consulting Agreement dated February 4, 2003 by and between GNP and Mr. Shebroe;

(iii) GNP shall have delivered to the Company a written waiver, in form reasonably satisfactory to the Company, executed by A.G. Edwards & Sons, Inc. which effectively waives and terminates any and all rights A.G. Edwards may have to receive fees in connection with the closing of the transactions contemplated by the Agreement pursuant to the letter agreement dated December 12, 2004 by and between GNP and A.G. Edwards;

(iv) GNP shall have delivered to the Company a Payoff Agreement, in form reasonably satisfactory to the Company, duly executed by Summit Financial Resources, LP and GNP, pursuant to which the parties agree to terminate the Summit Financing Agreement effective immediately upon the closing and Summit Financial Resources agrees to take all actions necessary to terminate and release its security interest on the acquired assets within five (5) business days of the closing;

(v) GNP shall have provided the Company with certificates of insurance evidencing the extension of (a) GNP’s directors and officers liability insurance coverage for at least two (2) years following the closing, (b) GNP’s employer practices liability insurance coverage for at least two (2) years following the closing, (c) GNP’s fiduciary liability insurance coverage for at least two (2) years following the closing, and (d) GNP’s errors and omissions liability insurance coverage for at least five (5) years following the closing; and

(vi) GNP shall have provided the Company with a certificate dated as of the closing and executed by Baar certifying (a) a list of each of GNP’s employees employed by GNP immediately prior to the closing, (b) the amount owed to each such employee for accrued vacation and other similar benefits, and whether each such employee has elected to roll-over such benefits for accrual in connection with such employee’s employment with the Company subsequent to the closing (with copies of executed election forms), (c) the amount of severance pay owed to each such employee, and whether each such employee has elected to roll-over such benefits in connection with such employee’s employment with the Company subsequent to the closing (with copies of executed election forms), and (d) whether each such employee has executed a mutual release (with copies of the executed mutual release agreements).

Also, effective August 9, 2005, the Company entered into a Third Amendment to Loan Agreement with KeyBank National Association (the “Third Amendment”), pursuant to which KeyBank agreed to increase the Company’s line of credit from $6,000,000 to $11,000,000 and extended the maturity date of the Company’s line of credit to May 15, 2007. The Third Amendment amends the Company’s existing Loan Agreement with KeyBank.

Item 2.01 Completion of Acquisition or Disposition of Assets

On August 15, 2005, the Company completed the acquisition of substantially all of the assets of GNP, all as described above under Item 1.01. The Company issued a press release announcing it has completed such acquisition. A copy of such press release is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements of businesses acquired.

The financial statements of GNP required by Item 9.01(a) will be filed by amendment to this Form 8-K within 71 calendar days of August 15, 2005.

(b)	Pro forma financial information.

The pro forma financial information required by Item 9.01(b) will be filed by amendment to this Form 8-K within 71 calendar days of August 15, 2005.

(c)	Exhibits

Exhibit No.	Description
99.1	Press Release dated August 17, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE DATA SYSTEMS, INC.
(Registrant)

/s/ Michael R. Sayre
Michael R. Sayre, Executive Vice President and
Chief Financial Officer

Dated: August 18, 2005